Exhibit 10.3

BROOKDALE SENIOR LIVING INC.
AMENDMENT NO. 1 TO
SEVERANCE PAY POLICY
 TIER I

THIS AMENDMENT NO. 1 TO SEVERANCE PAY POLICY, TIER I (this "Amendment") is adopted as of April 23, 2015, by Brookdale Senior Living Inc., a Delaware corporation (the "Company").

WHEREAS, effective August 6, 2010, the Company adopted the Brookdale Senior Living Inc. Severance Pay Policy, Tier I (the "Policy"), for the benefit of a select group of management and highly compensated employees of the Company who are eligible to participate as described therein; and

WHEREAS, the Company desires to amend the Policy to increase the benefits payable thereunder in the case of certain terminations of an Executive Committee Member's employment from the Company.

NOW, THEREFORE, effective as of the date first above written, the Company hereby amends the Policy as follows:

1.          Section 3 shall be amended by adding the following clauses (q) and (r):

"(q)"Pro-Rata Bonus" shall mean the severance pay payable to an Eligible Employee under Section 4(a)(i)(1)(B) or Section 4(a)(i)(2)(C).

(r)"Severance Bonus" shall mean the severance pay payable to an Eligible Employee under Section 4(a)(i)(2)(B)."

2.          Section 4(a)(i) is amended and restated in its entirety to provide as follows:

"(i)     If at the time of the Separation from Service such Eligible Employee is an Executive Committee Member (or if such employee was otherwise an Executive Committee Member before the occurrence of circumstances giving rise to Good Reason):

(1)	If Separation from Service by the Company without Cause:

(A)     Two hundred and fifty percent (250%) of the sum of (x) annual salary at the current rate of base salary in effect at the Separation from Service and (y) the Executive Committee Member's target annual bonus for the year of Separation from Service (provided, however, that notwithstanding anything else contained herein the Severance Pay Period under this Section 4(a)(i)(1)(A) shall be eighteen (18) months); and

(B)     a portion of the Executive Committee Member's annual bonus (to the extent earned under the terms of the applicable bonus plan,

without regard to any requirement of continued employment) for the year of Separation from Service, pro-rated based on the number of days the Executive Committee Member was employed by the Company during such year, payable at the time such annual bonus is due to be paid under the terms of the applicable bonus plan with regard to the year of Separation from Service (the "Pro-Rata Bonus Payment Date").

(2)     If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason within twelve (12) months following a Change in Control:

(A)     Three hundred percent (300%) of the Executive Committee Member's annual salary at the current rate of base salary in effect at the Separation from Service (or, if greater, before the occurrence of circumstances giving rise to Good Reason) (provided, however, that notwithstanding anything else contained herein the Severance Pay Period under this Section 4(a)(i)(2)(A) shall be eighteen (18) months);

(B)     Three hundred percent (300%) of the Executive Committee Member's target annual bonus for the year of Separation from Service; and

(C)     a portion of the Executive Committee Member's annual bonus (to the extent earned under the terms of the applicable bonus plan, without regard to any requirement of continued employment) for the year of Separation from Service, pro-rated based on the number of days the Executive Committee Member was employed by the Company during such year, payable on the Pro-Rata Bonus Payment Date."

3.          Section 5 is amended and restated in its entirety to provide as follows:

"Section 5.     Payment of Severance Pay and Severance Benefits.

Except as otherwise provided in this Section 5, Severance Pay will be paid to an Eligible Employee in equal periodic installments (with such installments spanning the number of months for which the salary component of Severance Pay is calculated in Section 4(a), provided, however, that notwithstanding anything else contained herein the Severance Pay Period under Sections 4(a)(i)(1)(A) and 4(a)(i)(2)(A) shall be eighteen (18) months (the "Severance Pay Period")) on the Company's regular payroll dates, with such payments commencing as of the Severance Commencement Date, so long as all requirements of this Section 5 and all other provisions of this Policy regarding the payment of Severance Pay are met.  Notwithstanding anything in this Section 5 to the contrary, the Severance Bonus will be paid on the Severance Commencement Date, and the Pro-Rata Bonus will be paid on the Pro-Rata Bonus Payment Date, so long as all requirements of this Section 5 and all other provisions of this Policy regarding the payment of Severance Pay are met.  Severance Benefits shall be provided in accordance with Section 4(b) of the Policy.  Notwithstanding any other provision of the Policy, any Severance Pay shall be paid or commence on the sixtieth (60th) day (the "Severance Commencement Date") following the Eligible Employee's Qualifying Separation from Service, so long as the Eligible Employee has signed and returned a Release and the seven (7) day revocation period (as described in Section 7 of the Policy) for the signed Release has expired.  If a signed Release is not returned, the Eligible Employee revokes the Release or the seven (7) day revocation period has not expired by the sixtieth (60th) day following the Eligible Employee's Separation from Service, the Eligible Employee shall forfeit all Severance Pay and the right to any continued Severance Benefits (as of the date of revocation or the Severance Commencement Date, whichever is earlier).  All taxes and other deductions required by law, and any additional sums owing the Company shall be deducted from any Severance Pay and/or Severance Benefits as determined by the Policy Administrator in its sole discretion and in accordance with Section 6 of the Policy. Any benefits that accrue under this Policy, if any, are net of any such amount other than taxes and other deductions required by law."

4.          For the purposes of clarity and for the avoidance of doubt, for purposes of applying the Policy as amended by this Amendment (the "Amended Policy") to any Eligible Employee who is an Executive Committee Member (or if such employee was otherwise an Executive Committee Member before the occurrence of circumstances giving rise to Good Reason) and who is a party to a Severance Pay Policy Letter Agreement dated as of August 6, 2010 between such individual and the Company, the term "Qualifying Separation from Service" will include such individual's voluntary Separation from Service for Good Reason (even in the absence of a Change of Control), and Subsection 4(a)(i)(1)(A) of the Amended Policy shall be replaced with:

"(A)     Two hundred and fifty percent (250%) of the sum of (x) annual salary at the current rate of base salary in effect at the Separation from Service (or, if greater, before the occurrence of circumstances giving rise to Good Reason) and (y) the Executive Committee Member's target annual bonus for the year of Separation from Service (provided, however, that notwithstanding anything else contained herein the Severance Pay Period under this Section 4(a)(i)(1)(A) shall be eighteen (18) months); and"

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above.

BROOKDALE SENIOR LIVING INC.

By:         /s/ T. Andrew Smith
Name:   T. Andrew Smith
Title:     Chief Executive Officer